Exhibit 10.49
The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.  REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN [##].

LICENSE AND SUPPLY AGREEMENT

This License and Supply Agreement (the “Agreement”) is effective as of December 4, 2008 (“Effective Date”) and is by and between OMP, Inc., a Delaware corporation with principal offices at 310 Golden Shore, Long Beach, California 90802 (“OMP”), and Rohto Pharmaceutical Co., Ltd., a Japanese corporation with principal offices at 1-8-1, Tatsumi-nishi, Ikuno-ku, Osaka 544-8666, Japan (“Rohto”).  OMP and Rohto are referred to herein each as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, OMP has developed certain BiMineral Collagen and Elastin enhancing products for cosmeceutical uses;

WHEREAS, Rohto desires to be OMP’s exclusive licensee in the Territory for Products in the Channel (as each term is defined in Section 1 hereof), and Rohto desires to assume responsibilities for manufacturing Products for sale in the Channel in the Territory;

WHEREAS, OMP desires to grant such exclusive license to Rohto, and to transfer to Rohto Product manufacturing responsibilities in the Territory for the Channel, in accordance with the terms and conditions of this Agreement; and

WHEREAS, in connection with such exclusive license, OMP shall supply, and Rohto shall purchase, certain related materials and goods, as set forth herein.

NOW, THEREFORE, subject to the terms and conditions of this Agreement, and in consideration of the covenants and agreements hereinafter set forth, as well as other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties agree as follows.

1.	DEFINITIONS

“Additional Purchase Orders” shall have the meaning set forth in Section 3(c).

“Affiliate” of a Party means, for so long as one of the following relationships is maintained, any corporation or other business entity controlled by, controlling, or under common control with such Party, with “control” meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of such corporation, or more than fifty percent (50%) interest in the decision-making authority of such other business entity, or a corporation in which the maximum amount of stock permitted by law to be held by another entity is beneficially owned by such other entity.

“Annual Forecast” shall have the meaning set forth in Section 3(c).

“Applicable Law(s)” shall mean all applicable laws, rules, regulations, guidelines and standards.

“BiMineral Complex” (also known as “Copper Zinc Malonate”) shall mean the mineral complex described and set forth in Exhibit A hereto, which is used as a raw material in the manufacture of finished Product.

“BiMineral Complex Cost” shall mean OMP’s fully-burdened cost for BiMineral Complex in the form delivered to Rohto, including the entire cost for BiMineral Complex manufacture, finish, design, packaging, transportation, insurance and any third-party payments, as set forth in Exhibit A.

 “Channel” shall mean consumer sales and distribution channels in which Rohto is currently engaged: specifically the Drug Stores and Variety Stores Channel, including mail-order and internet sales activities that support such Drug Stores and Variety Stores Channel, as well as the Department Stores Channel, including mail-order and internet sales activities that support such Department Stores Channel.  Unless agreed to in writing by both parties separately, the Channel shall not include physician, medical spas, aesthetic spas and salon, or such similar outlets wherein products are sold in combination with or in addition to, aesthetic procedures or services and/or medical procedures.

“Confidential Information” shall have the meaning set forth in Section 16.

“CPR” shall have the meaning set forth in Section 18(b).

“Department Stores Channel” shall mean upscale “department” stores, such as those operated by Matsuzakaya Co., the Daimaru, Inc., Isetan Co., or Hankyu Department Stores, Inc.

“Development Fee” shall have the meaning set forth in Section 5(a).

“Direct Advertising and Sales Support” shall have the meaning set forth in Section 2(e)(i).

“Disclosing Party” shall have the meaning set forth in Section 16.

“Dispute” shall mean a dispute, controversy or claim between the Parties based on or arising out of (a) this Agreement, (b) any obligation or warranty hereunder, or (c) the breach or alleged breach thereof.

“Drug Stores and Variety Stores Channel” shall mean (a) stores (i) that are specifically licensed to sell either prescription medicines or over-the-counter drugs, and (ii) for which sales of such medicines and drugs are a primary or significant portion of total store sales (“Drug Stores”); and (b) stores that are not licensed to sell prescription medicines or over-the-counter drugs, but are otherwise similar to Drug Stores in terms of the type of products they carry and the consumer demographics that they target for appeal (“Variety Stores”).  Variety Stores sell many kinds of goods including cosmetics, accessories and other small household or personal items.  Examples of Variety Stores include the Loft and Sony Plaza.  Examples of Drug Stores include Matsumotokiyoshi and Sugi pharmacy.

“Extended Term” shall have the meaning set forth in Section 13(a).

“First Commercial Sale” shall mean the date of the first arm’s length transaction, transfer or disposition for value to a Third Party of a Product by Rohto in the Channel in the Territory.

“Fiscal Quarter” shall mean the three (3) month calendar quarters of each calendar year, as the context requires.

“Force Majeure Event” shall have the meaning set forth in Section 15.

“ICC Rules” shall have the meaning set forth in Section 18(c).

“Indemnitee” shall have the meaning set forth in Section 9(c).

“Indemnitor” shall have the meaning set forth in Section 9(c).

“Initial Term” shall have the meaning set forth in Section 13(a).

“Liaison” shall have the meaning set forth in Section 8.

“Net Sales” shall mean the gross amount invoiced by Rohto for the sale or other disposition of Products, less the following deductions, but only to the extent such deductions are actually paid or allowed in connection with Products, are specified on documents related to such sale or other disposition of Products, and are consistent with International Financial Reporting Standards: (a) customary trade discounts (including cash and volume discounts), credits and rebates, and allowances and adjustments for rejections, recalls, returns or retroactive price reductions; and (b) freight, insurance, Taxes and/or duties imposed on the sale or disposition.

“Notice of Breach” shall have the meaning set forth in Section 13(b)(i).

“Notice of Termination” shall have the meaning set forth in Section 13(b)(i).

“OMP Indemnitees” shall have the meaning set forth in Section 9(b).

“Patent Rights” shall mean the rights and interests in and to issued patents and pending patent applications (including inventor’s certificates and utility models) in the Territory, including all provisionals, substitutions, continuations, continuations-in-part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations and patents of addition thereof, which are owned or controlled by a Party.

“Prior Agreement” shall have the meaning set forth in Section 2(e)(iv).

“Product(s)” shall mean OMP’s BiMineral Collagen and Elastin enhancing product(s) for eyes, face or body, in cream-based formulation and gel-based formulation, which is/are manufactured using BiMineral Complex as a raw material (also known as “Elastiderm Products”), as such product(s) are currently marketed in the United States.  All Products under this Agreement shall be manufactured and sold by Rohto in a form approved by OMP.

“Product Know-How” shall mean Product formulas and Product manufacturing know-how used by OMP in the manufacturing of finished Products in the United States as of the Effective Date, including (without limitation) information, materials, formulations, manufacturing technology, trade secrets and data that (a) are owned or controlled by OMP, (b) have been or are transferred by OMP to Rohto prior to or during the Term, and (c) are necessary for Rohto’s manufacture, use, sale, offer for sale, distribution, promotion, and marketing of the Products in the Channel in the Territory.

“Product Patents” shall mean the Patent Rights owned or controlled by OMP that are necessary for Rohto’s manufacture, use, sale, offer for sale, distribution, promotion, and marketing of the Products in the Channel in the Territory, as set forth in Exhibit B.

“Purchase Order” shall have the meaning set forth in Section 3(c).

“Receiving Party” shall have the meaning set forth in Section 16.

“Regulatory Approval” shall mean shall mean any and all approvals (including pricing and reimbursement approvals), product and establishment licenses, registrations or authorizations of any kind necessary for the human testing, manufacture, quality testing, supply, use, storage, importation, export, transport, marketing and sale of a Product (or any component thereof) for use in the Channel in the Territory.

“Remedial Action” shall have the meaning set forth in Section 7(b).

“Rohto Indemnitees” shall have the meaning set forth in Section 9(a).

“SEC” shall have the meaning set forth in Section 16.

“Specifications” shall mean the specifications for BiMineral Complex, as established by OMP and accepted by Rohto.

“Taxes” shall mean sales, use, import, export, excise, value added and similar taxes, and customs duties and assessments, however designated, that are incurred or assessed in connection with the purchase of Product under this Agreement, or the sale or use of Product or transactions contemplated under this Agreement, excluding (for the avoidance of doubt) income tax imposed on a Party.

“Term” shall have the meaning set forth in Section 13(a).

“Territory” shall mean the country of Japan.

“Third Party” shall mean an entity other than Rohto or OMP.

“Third-Party Claims and Expenses” shall mean claims, actions, causes of action, liabilities, losses, costs and expenses (including reasonable attorneys’ fees) incurred thereby or caused thereto arising out of third-party claims.

“Volume Target” shall have the meaning set forth in Section 2(e)(ii).

2.           PRODUCT AND LICENSE

(a) Product Rights and License.

Subject to the terms and conditions of this Agreement and during the Term, OMP hereby grants to Rohto (but not to its Affiliates), and Rohto hereby accepts, an exclusive license under the Product Patents and Product Know-How  (i) to use, manufacture, offer to sell, sell, distribute, promote, and market the Products in the Channel in the Territory, and (ii) to develop improvements of the Products and new products for use in the Channel in the Territory which are related to the Product Patents and/or Product Know-How; provided that Rohto shall have no right to grant a sublicense or engage a subdistributor under the license rights granted to Rohto under this Agreement.  Rohto shall notify OMP of any opportunities to strengthen OMP’s patent protection for BiMineral Complex or Products in the Territory, and shall cooperate fully with OMP in making any filings and seeking any such intellectual property protection in the name of OMP, including (but not limited to) providing reasonable assistance to OMP in preparing such patent applications in the Territory.  The seeking and obtaining of all such intellectual property rights related to BiMineral Complex or Products shall be the sole and exclusive right and responsibility of OMP.

(b) Use of BiMineral Complex to Manufacture Products; No Right to Manufacture or Sell BiMineral Complex.

Rohto shall have no right hereunder to manufacture BiMineral Complex, or to use BiMineral Complex for any purposes other than the use for the purpose of Section 2(a).  For the sake of clarity, Rohto shall have no right to sell or resell BiMineral Complex to any Third Party in or outside of the Territory.  Subject to the terms and conditions set forth herein, OMP shall be responsible for the manufacture of all BiMineral Complex used by Rohto for the manufacture of Product hereunder.

(c) Samples.

No Product (including, but not limited to, Product packaging, final Product formulation and appearance, and changes to Product) shall be distributed, promoted, marketed or sold by Rohto pursuant to this Agreement without the prior written approval of the final Product by OMP, such approval shall not be unreasonably withheld.  Rohto shall supply to OMP, in the quantities reasonably requested by OMP, samples of each of the Products in finished, packaged commercial form every six (6) months after First Commercial Sale.

(d) Development and Approval.

Rohto shall obtain and maintain (and shall have the sole right and responsibility for obtaining and maintaining), at its sole cost and expense (including any fees, commissions or amounts otherwise payable to any brokers, agents, advisors, consultants or facilitators that Rohto may retain or engage in connection with the Regulatory Approvals), all necessary Regulatory Approvals for Products in the Channel in the Territory.  OMP shall, at its sole cost and expense, provide technical assistance reasonably requested by Rohto in obtaining and maintaining Product Regulatory Approvals in the Channel in the Territory.  Rohto shall not conduct clinical trials or any Product development activities without the prior written consent of OMP.  On request from OMP, Rohto will permit OMP to access all information, materials or documents which Rohto has prepared for submission to, or which Rohto has submitted to, the authorities for obtaining Regulatory Approvals for each of the Products, provided however, such accessed information shall not be used by OMP other than for checking Rohto’s process of the Regulatory Approvals and quality of Products.

(e) Certain Volume and Expense Commitments.

(i) During the Term, Rohto shall provide reasonable advertising, marketing and sales support for each of the Products, which shall reasonably include, but not be limited to, expenditures in direct and indirect advertising, sales commissions/incentives and any sales promotional activities approximating (but not less than) thirty percent (30%) or more of Rohto’s Net Sales of Products in the Channel in the Territory in each calendar year (this level of support shall be hereinafter referred to as “Direct Advertising and Sales Support”).

(ii) Rohto shall achieve First Commercial Sale in calendar year 2009.  With respect to sales of Products to Third Parties that are not Rohto Affiliates, Rohto shall achieve annual sales amounts that equal or exceed [ 1* ] in each trailing twelve (12)-month period ending March 31st, June 30th, September 30th and December 31st, beginning one (1) year after First Commercial Sale (“Volume Target”).  The Volume Target may be adjusted only by written mutual agreement of the Parties.

(iii) If, during the Term, the actual Product unit sales volume of Rohto does not meet or exceed the Volume Target in any such trailing 12-month period, OMP shall have the right (but not the obligation) to sell OMP-manufactured and OMP-branded Products in the Aesthetic Spa/Salon channels in the Territory, whether directly or through a Third Party.

(iv) Rohto shall be and remain the exclusive licensee of the Products in the Channel in the Territory for so long as Rohto achieves the Volume Target in each trailing 12-month period during the Term.  If, in any trailing 12-month period, the actual Product unit sales volume of Rohto falls below such Volume Target, and additionally Rohto does not provide the level of target Direct Advertising and Sales Support, either Party shall have the right (but not the obligation) to convert Rohto’s exclusive license rights under this Agreement to non-exclusive license rights or to terminate this Agreement.  In the event of termination of this Agreement pursuant to the foregoing sentence, thereafter OMP shall be free to sell and/or license the Products in the Channel in the Territory; provided that OMP shall not sell an Obagi-branded product in the Channel in the Territory for which Rohto has an existing exclusive contractual right to do so pursuant to the existing Know-How and Trademark License Agreement between the Parties, dated September 13, 2002, as amended (“Prior Agreement”).

(f) Product Pricing.

The suggested retail price for each Product in the Channel in the Territory shall be set by Rohto, assuming that such Product pricing shall reflect appropriate premium brand pricing.  For the avoidance of doubt, Rohto shall have the sole right to set Product pricing for customers in the Channel in the Territory, in its sole discretion.

(g) Access to Clinical Data of OMP.

Rohto shall have the right to use clinical results and data generated by OMP with respect to Products which are developed by OMP using the BiMineral Complex technology, but only to the extent such clinical results and data are lawfully available for disclosure by OMP in connection with the Products and are not subject to any confidentiality requirements.  Rohto shall have the right to use such clinical results and data solely and specifically for obtaining Government Approvals and promotion of the Products in the Channel in the Territory (and for no other purposes).

* Subject to confidential treatment request

3.           SUPPLY OF BIMINERAL COMPLEX

(a) Supply of BiMineral Complex.

Subject to the terms and conditions of this Agreement, Rohto shall purchase all of its requirements for (i.e., its entire supply of) BiMineral Complex exclusively from OMP, and OMP shall supply and sell BiMineral Complex to Rohto for use in the Channel in the Territory; provided that OMP may sell BiMineral Complex to any Third Party in or outside of the Territory if OMP reasonably believes that such Third Party does not intend to use such BiMineral Complex to manufacture and/or sell Products for use in the Channel in the Territory.  OMP shall provide the Specifications to Rohto promptly after the execution of this Agreement, but OMP shall have no obligation to provide Rohto with any BiMineral Complex-related know-how or Confidential Information, including (without limitation) BiMineral Complex manufacturing know-how.  Rohto acknowledges and agrees (i) that it has received, and during the Term will receive, OMP’s confidential and proprietary BiMineral Complex-related know-how, Product Know-How and other OMP Confidential Information (including, without limitation, OMP Confidential Information related to BiMineral Complex) in connection with this Agreement, and (ii) that such delivery by OMP is conditioned on Rohto’s covenant that Rohto shall not use or exploit, during the Term and for five (5) years thereafter, BiMineral Complex (or any substantially similar variation thereof), BiMineral Complex-related know-how, Product Know-How, or OMP Confidential Information in connection with any other topical or skin care-related products (other than the Products in accordance with this Agreement) without the express prior written approval of OMP.

The BiMineral Complex shall be provided to Rohto by OMP in accordance with Exhibit A, at the BiMineral Complex Cost set forth in Exhibit A.  The price of the BiMineral Complex shall increase commercially reasonably, but no more often than once per calendar year (unless otherwise mutually agreed by the Parties in writing).  Rohto acknowledges and agrees that OMP is the only qualified supplier of the BiMineral Complex for the manufacture of Products hereunder.  The foregoing BiMineral Complex Cost payments shall be in addition to any other payments Rohto is obligated to pay hereunder, including those set forth in Section 5.  Rohto shall order from OMP at least 25 kg of BiMineral Complex before December 31, 2008.

(b) Initial BiMineral Complex Forecast.

Within thirty (30) days after the Effective Date, the Parties shall agree upon an initial one (1)-year forecast of Rohto’s BiMineral Complex requirements.

(c) Subsequent BiMineral Complex Forecasts and Purchase Orders.

Not less than sixty (60) days prior to the first business day of every Fiscal Quarter following the four Fiscal Quarters covered by the initial 1-year forecast of Rohto’s BiMineral Complex requirements, Rohto shall submit to OMP a rolling quarterly forecast of its BiMineral Complex requirements covering the subsequent four (4) Fiscal Quarters (each an “Annual Forecast”).  Each Annual Forecast shall set forth in detail Rohto’s requirements for BiMineral Complex, and each Annual Forecast shall be accompanied by written purchase orders for the first two Fiscal Quarters within such Annual Forecast (each, a “Purchase Order”).  With respect to these accompanying Purchase Orders, the Purchase Order for the first Fiscal Quarter shall be firm, non-cancelable and binding on Rohto, and the Purchase Order for the second Fiscal Quarter shall be firm, non-cancelable and binding on Rohto, unless the second Fiscal Quarter Purchase Order is modified by Rohto by written notice to OMP; provided that such written notice is received by OMP at least sixty (60) days prior to the scheduled delivery date for such modified Purchase Order; and further provided that the difference between the forecasted Purchase Order and the modified Purchase Order for the second Fiscal Quarter shall not exceed ten percent (10%) of the forecasted Purchase Order.  From time to time, Rohto may place additional Purchase Orders with OMP for BiMineral Complex, either in writing or by electronic or other ordering processes established and mutually approved by Rohto and OMP (“Additional Purchase Order(s)”), and OMP shall use its commercially reasonable efforts to attempt to fill such Additional Purchase Orders, but OMP shall not be in breach of this Agreement should it fail to do so in case that  OMP does such effort.

(d) Delivery.

Subject to the terms and conditions of this Agreement, OMP shall deliver to Rohto the BiMineral Complex, using its commercially reasonable efforts to make such delivery in a manner that meets the quantity ordered and the delivery dates specified in Rohto’s Purchase Orders.  In Rohto’s name and at Rohto’s risk and expense, OMP will deliver BiMineral Complex in accordance with standard operating procedures established by OMP and approved by Rohto, such approval not to be unreasonably withheld, delayed or conditioned.  OMP’s delivery of BiMineral Complex to Rohto shall be Ex Works (Incoterms 2000) OMP’s place of manufacture.  Title to all BiMineral Complex shall remain in OMP until the BiMineral Complex Cost for the relevant shipment of BiMineral Complex is received by OMP.  Risk of loss shall pass to Rohto upon delivery of BiMineral Complex at OMP’s place of manufacture.  Shipment to Rohto of BiMineral Complex (including import of BiMineral Complex into the Territory) shall be the sole responsibility of Rohto, at Rohto’s expense.

4.PRODUCT LABELING, PRODUCT LITERATURE

Final Product image, brand use, positioning and packaging manufactured by Rohto will be subject to OMP’s prior written approval on an annual basis, which approval shall not be unreasonably withheld.  To the extent that Rohto materially alters any Product packaging, and/or reintroduces new or upgraded Products that are based on the Products approved by OMP hereunder, all such changes also will be subject to OMP’s prior written approval, which approval also shall not be unreasonably withheld.  The package label for Products sold by Rohto pursuant to this Agreement shall, to the extent permitted by Applicable Law, reflect OMP’s Product Patents or variations thereof acceptable to OMP.  All printed material related thereto shall be agreeable to both Parties and acceptable under Applicable Law.

5.PAYMENT FROM ROHTO

(a) Development Fee.

In consideration of the costs and fees incurred by OMP prior to the Effective Date in connection with the development of the Copper Zinc Malonate technology, Rohto shall pay to OMP a non-refundable, development fee (“Development Fee”) in an amount of [ 2* ], which shall be paid to OMP in five installments of [ 3* ] per year.  The first such installment payment shall be due on the Effective Date, and each remaining installment payment shall be due on each subsequent anniversary of the Effective Date during the Initial Term; provided that, if this Agreement should be terminated by either Party under Section

* Subject to confidential treatment request

2(e)(iv), or by OMP under Section 13(b)(i), 13(b)(ii) or 13(b)(iii), before all five installments  have been paid to OMP, then any unpaid installment payments shall become due and payable ten (10) days before the effective termination date (so that OMP will receive a total of [ 4* ] pursuant to this Section 5(a), even in the event of early termination).

(b) Royalty Payments.

In consideration of the grant by OMP to Rohto of the exclusive license and rights set forth in Section 2(a) herein, Rohto shall pay to OMP a royalty equal to [ 5* ] of Net Sales of Products sold or distributed by Rohto during the one (1) year period following the Effective Date.  Thereafter, such royalty rate shall decrease by [ 6* ] on each subsequent anniversary of the Effective Date during the next four (4) consecutive years, until the royalty rate payable to OMP reaches [ 7* ] of Net Sales of Products sold or distributed by Rohto (which shall occur on the fourth anniversary of the Effective Date).

(c) Sales Reports.

Within thirty (30) days after the end of each Fiscal Quarter, Rohto shall deliver a written report to OMP that sets forth, for such Fiscal Quarter, the type and number of Products sold or otherwise disposed of by Rohto; sales prices for each type of Product; the applicable royalty rate payable under this Agreement; the total royalty payable to OMP; the applicable exchange rate used to convert payments owed under this Section 5 to United States Dollars; and other significant metrics as requested by OMP.  For purposes of determining when a sale of any Product occurs under this Agreement, the sale shall be deemed to occur on the earlier of (i) the date the Product is shipped, or (ii) the date of the invoice to the purchaser of the Product.  In addition, Rohto shall supply to OMP within ten (10) days after the end of each calendar month after First Commercial Sale, a sales report estimating unit sales by sku for such calendar month.

(d) Timing of Payments; Taxes.

Rohto shall pay (i) the first installment of the Development Fee on the execution date of this Agreement, with other installments to follow as set forth in Section 5(a); (ii) the BiMineral Complex Cost upon BiMineral Complex delivery (as may be further described in Exhibit A); and (iii) all royalty payments owed to OMP hereunder in arrears, within sixty (60) days after the end of each Fiscal Quarter in which such royalty payment accrued.  All payments due to OMP hereunder are exclusive of Taxes (Rohto shall pay all Taxes in connection with payments made to OMP hereunder).

(e) Interest.

Subject to the other terms of this Agreement, any payments not paid by Rohto within the applicable time period set forth in this Section 5 shall bear interest at a rate of one and one-quarter percent (1.25%) per month from the due date until paid in full; provided that in no event shall said annual rate exceed the maximum interest rate permitted by Applicable Law in regard to such payments.  Such late payment, when made, shall be accompanied by all interest so accrued.  Said interest, and the payment and acceptance thereof, shall not negate or waive the right of OMP to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.

(f) Accounting.

All payments hereunder shall be made in the United States in United States Dollars.  Conversion of foreign currency to United States Dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last business day of the Fiscal Quarter immediately preceding the applicable Fiscal Quarter.  If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that

* Subject to confidential treatment request

reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

(g) Financial Books and Records of Sales.

Rohto shall maintain accurate and complete books and records pertaining to this Agreement for a period of at least six (6) years (or such longer period as may correspond to Rohto’s internal records retention policy) after each reporting period in which Product sales occur.  Such books and records shall show the sales, use and other disposition of Products by Rohto in sufficient detail to enable the amounts payable to OMP hereunder to be accurately determined, and otherwise to permit OMP to verify compliance by Rohto with all obligations under this Agreement.  Rohto shall permit its books and records to be audited, reviewed and copied (“examined” or “examination”) from time to time by authorized employees of, or attorneys and/or accountants selected by, OMP with at least ten (10) days advance written notice to Rohto, but not more frequently than once a year without cause.  Such examination shall be during normal business hours and shall be made at the expense of OMP, except that if the results of the examination for any twelve-month period reveal that Rohto has underpaid OMP by an amount exceeding five percent (5%), then Rohto shall pay the reasonable costs and expenses incurred by OMP and its representatives in conducting such examination.  Rohto shall immediately pay to OMP any underpayment revealed by such examination and accrued interest thereon.

6.INSPECTION OF ROHTO FACILITIES AND RECORDS

Rohto agrees to permit representatives of OMP and any relevant regulatory or governmental authority to access at any reasonable time during normal business hours relevant records, information (and where applicable, to make copies of the same), personnel and facilities.  Rohto shall immediately notify OMP if any governmental or regulatory authority schedules, or without scheduling begins, an inspection or audit.  Rohto shall make every reasonable effort to permit OMP to be present at or participate in such inspection or audit if the same relates directly or indirectly to this Agreement.  In addition, Rohto will immediately provide OMP copies of any correspondence from or draft communications with (including any notes) government or regulatory authorities relating directly or indirectly to this Agreement.

7.COMPLAINTS, ADVERSE EVENT REPORTING AND RECALLS

(a) Complaints and Adverse Events.

Rohto shall be responsible for the prompt review, evaluation and documentation of all complaints relating to any Product in the Territory, with OMP’s reasonable cooperation.  Rohto shall forward to OMP, within five (5) days, and within 24 hours with respect to reports of serious injury or serious adverse events, of initial receipt, all complaints received concerning any Product, including, without limitation, all reports of Product misuse, improper Product promotion or other Product-related problems.  OMP shall reasonably cooperate with Rohto’s investigation of Product complaints.  Rohto shall be responsible for resolving all Product complaints, at its expense, with the reasonable cooperation of OMP.

(b) Recalls.

OMP and Rohto agree that, if either Party discovers or becomes aware of any fact, condition, circumstance or event (whether actual or potential) concerning or related to any Product in the Territory that may reasonably require a report, a recall or market withdrawal of such Product in the Territory, such Party shall promptly communicate such fact, condition, circumstance or event to the other Party within twenty-four (24) hours.  In the event (i) any governmental entity or regulatory body requests that a Product be recalled or withdrawn, (ii) a court of competent jurisdiction orders a Product recall or withdrawal, or (iii) Rohto (in consultation with OMP) determines that a Product should be recalled or withdrawn from the market, Rohto shall take all appropriate remedial actions with respect to such recall or withdrawal of Product (“Remedial Action”).  Rohto shall be responsible for all reporting, pharmacovigilance reporting and recalls associated with Product in the Channel in the Territory, and Rohto shall be the primary contact person/ entity for any communications to any governmental entity, regulatory body, the media and customers in the Territory concerning the Remedial Action, with OMP’s reasonable cooperation.  If such recalls are necessary because of any event that listed in Section 9 (b), Rohto shall be solely responsible for, and shall reimburse OMP for, all costs reasonably incurred as a result of, such Remedial Action or any Product recalls or market withdrawals, and shall reimburse OMP for all costs reasonably incurred by OMP in connection with OMP’s reasonable cooperation, and OMP shall be solely responsible for, and shall reimburse Rohto for, all costs reasonably incurred as a result of, such Remedial Action if such recalls are necessary because of any event listed in Section 9 (a). OMP and Rohto shall discuss and determine how to share the costs incurred as a result of such Remedial Action if such recalls are necessary because of any event other than that listed in Section 9 (a) or (b).  Rohto shall notify OMP within forty-eight (48) hours of undertaking a Remedial Action, and the reasons therefor.  The Parties shall cooperate fully with one another to obtain, but Rohto shall be solely responsible for preparing and submitting, all information reasonably required by regulatory or governmental authorities related to the affected Product in the Territory.

8.LIAISONS

The Parties recognize that good communication between them is important to the success of this Agreement.  To promote such communication, OMP and Rohto shall each appoint an individual who shall serve as that Party’s liaison (its “Liaison”) to the other Party to facilitate good day-to-day communication between the Parties.  Each Party shall notify the other Party in writing of its designated Liaison, whom it may replace at any time in its discretion (with notice of such replacement to the other Party).

9.INDEMNIFICATION; INSURANCE

(a) Indemnification by OMP.

OMP shall indemnify, defend and hold harmless Rohto and its directors, officers, employees and agents (“Rohto Indemnitees”) from and against any and all Third-Party Claims and Expenses to the extent that such Third-Party Claims and Expenses arise out of or result from: (i) any material breach of this Agreement by OMP; or (ii) the negligence or willful misconduct of OMP or an OMP Indemnitee; provided that OMP shall have no duty to indemnify, defend or hold harmless any Rohto Indemnitee to the extent that Rohto caused or contributed to Third-Party Claims and Expenses, or to the extent that Rohto is obligated to indemnify OMP under Section 9(b); and provided further that nothing in this Section

9(a) shall create or imply liability for OMP where such liability is expressly disclaimed or limited under this Agreement.

(b) Indemnification by Rohto.

Rohto shall indemnify, defend, and hold harmless OMP and its directors, officers, employees and agents (“OMP Indemnitees”) from and against any and all Third-Party Claims and Expenses to the extent that such Third-Party Claims and Expenses arise out of or result from:  (i) any material breach of this Agreement by Rohto (including, without limitation, material breach of any of its warranties hereunder) or other act or omission of Rohto or a Rohto Indemnitee; (ii) the manufacture, distribution, promotion, marketing ,sale, offer for sale or labeling of Product, including where such labeling was materially different than the labeling information furnished by OMP; and/or (iii) the negligence or willful misconduct of Rohto or a Rohto Indemnitee; provided that Rohto shall have no duty to indemnify, defend or hold harmless any OMP Indemnitee to the extent OMP is obligated to indemnify Rohto under Section 9(a).

(c) Indemnification Procedure and Resolution.

Unless and to the extent otherwise specifically provided herein, an OMP Indemnitee or a Rohto Indemnitee (“Indemnitee”) that intends to claim indemnification under Section 9(a) or 9(b) shall notify the other Party (the “Indemnitor”) promptly of any Third-Party Claims and Expenses in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof, at its expense, with counsel of its own choosing; provided that an Indemnitee shall also have the right to retain its own counsel at its sole expense, but if (i) the action threatens to restrain or adversely affect the conduct of the business of the Indemnitee or (ii) independent counsel to the Indemnitee concludes that there are defenses available to Indemnitee which are different from, or additional to, and may conflict with those available to the Indemnitor, the costs, expenses and attorneys’ fees incurred by the Indemnitee in retaining its own counsel shall be borne by the Indemnitor.  An Indemnitee shall not be entitled to indemnification under this Section 9 if any settlement or compromise of a Third-Party action is effected by the Indemnitee without the consent of the Indemnitor.  An Indemnitor shall not (except with the Indemnitee’s prior written approval) enter into any settlement or compromise of any Third-Party action or consent to the entry of any judgment or other order with respect to any action that does not contain, as a part thereof, an unconditional release of the Indemnitee for liability for all losses, liabilities and expenses that may rise from such action, or that does contain any injunctive or any other non-monetary relief that might in any way interfere with the future conduct of business by the Indemnitee.  The failure by the Indemnitee to deliver notice to the Indemnitor within a reasonable time after the commencement of any such Third-Party action of which it becomes aware shall relieve such Indemnitor of any liability to the Indemnitee under this Section 9 only if and to the extent that the Indemnitor was materially prejudiced thereby.  An Indemnitee and its representatives shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action covered by this indemnification.

(d) Insurance.

As of the First Commercial Sale, each Party shall maintain with reputable insurers general liability insurance, including products liability coverage, in a minimum amount per occurrence that is commensurate with industry standards for similar products (but not less than [ 8* ] Japanese yen per occurrence), that provides coverage for the Products and the transactions contemplated by this Agreement.  At a minimum, the Parties shall maintain such insurance coverage required hereunder for the entire Term and, if any such

* Subject to confidential treatment request

policy(ies) shall provide coverage on a claims made basis, the Parties shall be required to maintain a claims-made policy(ies) providing such coverage for an additional period of not less than five (5) years following the expiration or termination of this Agreement (to the extent such policies are reasonably available).  Each policy required hereunder shall name the other Party as an additional insured with respect to this Agreement.  Each Party shall deliver to the other a certificate from the insurance carrier or broker evidencing such coverage and the fact that the other Party is named as an additional insured, and noting any exclusions and agreeing to provide no less than five (5) days’ prior written notice to the other Party in the event of a material change in coverage or policy cancellation.

10.WARRANTIES OF OMP

OMP hereby warrants as follows:

(a) Organization; Authority.

OMP is a corporation duly organized and validly existing in good standing under the laws of Delaware.  OMP has the power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement.

(b) Binding Obligation.

The execution and delivery of this Agreement by OMP does not, and the performance of its obligations hereunder will not, violate any provision of the Article of Incorporation or by-laws of OMP or violate any provisions of, or result in a breach of any of the terms or provisions of or the acceleration of any of the obligations under, or constitute a default under, any mortgage, lease, agreement, instrument, order, arbitration award, judgment or decree to which OMP is a party or to which OMP or its assets, properties or business are subject.  This Agreement is a valid and binding agreement of OMP enforceable against it in accordance with its terms (subject to applicable bankruptcy laws).

(c) No Other Agreement.

OMP is not party to any agreement with or obligation to any Third Party or any other legally binding commitment of any kind or nature whatsoever that conflicts with the full right and authority of OMP to perform its covenants under this Agreement.

(d) Patents, Formula and Know-How.

Exhibit B sets forth a complete list of Product Patents owned or controlled by OMP in the Territory which are necessary for making, using, selling, offering for sale and importing Products in the Channel in the Territory in accordance with this Agreement.  To the best knowledge of OMP’s officers, no lawsuit has been filed in the Territory against OMP with respect to the Product Patents and Product Know-How.

(e) BiMineral Complex Warranty.

At the time of shipment to Rohto, the BiMineral Complex shall meet the Specifications in all material respects and have no defect in material, design, and workmanship.

(i) If a shipment of BiMineral Complex is not returned to OMP within thirty (30) days of delivery, Rohto may not return such BiMineral Complex to OMP for any reason without OMP’s prior written consent; provided that (for the avoidance of doubt) this shall not limit OMP’s indemnification obligations for Third-Party Claims and Expenses based on a breach of the BiMineral Complex warranty as provided in the first sentence of Section 10(e).

(ii) To the best knowledge of OMP’s officers, no lawsuit has been filed against OMP with respect to the BiMineral Complex.

(iii) EXCEPT FOR, AND WITHOUT LIMITING, OMP’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9(a) WITH RESPECT TO THIRD-PARTY CLAIMS AND EXPENSES ARISING OUT OF OR RESULTING FROM OMP’S BREACH OF THE BIMINERAL COMPLEX WARRANTY IN THE FIRST SENTENCE OF SECTION 10(e), OMP’S EXCLUSIVE LIABILITY, AND THE EXCLUSIVE REMEDY OF ROHTO, FOR OMP’S SUPPLY OF DEFECTIVE BIMINERAL COMPLEX SHALL BE REPLACEMENT OF SUCH BIMINERAL COMPLEX OR CREDIT THEREFOR.  The warranty set forth in the first sentence of Section 10(e) is void to the extent that BiMineral Complex failure or deficiencies are (A) the result of occurrences, mishandling or modification during or after shipment to Rohto, or (B) caused by an act or omission of Rohto, its employees or agents.

11.WARRANTIES OF ROHTO

Rohto hereby warrants as follows:

(a) Organization.

Rohto is a corporation duly organized and validly existing in good standing under the laws of Japan.  Rohto has the power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement.

(b) Binding Obligation.

The execution and delivery of this Agreement by Rohto does not, and the performance of its obligations hereunder will not, violate any provision of the certificate of incorporation or by-laws of Rohto or violate any provisions of, or result in a breach of any of the terms or provisions of or the acceleration of any of the obligations under, or constitute a default under, any mortgage, lease, agreement, instrument, order, arbitration award, judgment or decree to which Rohto is a party or to which Rohto or its assets, properties or business are subject.  This Agreement is a valid and binding agreement of Rohto enforceable against it in accordance with its terms (subject to applicable bankruptcy laws).

(c) No Other Agreement.

Rohto is not a party to any agreement with or obligation to any Third Party or any other legally binding commitment of any kind or nature whatsoever that conflicts with the full right and authority of Rohto to perform its covenants under this Agreement.

(d) Compliance with Laws.

Rohto and its employees and agents shall comply with all Applicable Law applicable to its conduct and its respective obligations under this Agreement, including, without limitation, those applicable to the manufacture, handling, storage, shipment, export, import, rotation, segregation, advertising, promotion, marketing, pricing, sale, offer for sale and/or distribution of Products.  In addition, Rohto agrees to comply with, and not to cause OMP to be in violation of, the Article 18 of Unfair Competition Protection Act in Japan Act, as amended.

(e) Manufacturing and Sales of Products.

Rohto shall manufacture Product in accordance with OMP’s written instructions.  All Products manufactured by Rohto shall be free from defects in materials and workmanship.  Product warranties shall be determined, provided and fulfilled by Rohto (and not by OMP).

(f) Permits.

Rohto shall obtain and maintain all permits and approvals required for its manufacturing, sales and Product distribution facilities and networks.

12.NO OTHER WARRANTIES; LIMITATION OF LIABILITY

(a) No Other Warranties.

EXCEPT ONLY FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, OMP MAKES NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND OMP SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NONINFRINGEMENT WITH RESPECT TO  PRODUCTS OR THE BIMINERAL COMPLEX.

(b) Limitations of Liability.

EXCEPT ONLY FOR ITS INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD-PARTY CLAIMS AND EXPENSES UNDER SECTION 9, IN NO EVENT SHALL OMP BE LIABLE TO ROHTO (UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY) FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, LOST PROFITS, REVENUES, OR SALES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.TERM AND TERMINATION

(a) Term.

Unless earlier terminated in accordance with the provisions of this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall continue until the fifth (5th) anniversary of the Effective Date (“Initial Term”).  Prior to the expiration of the Initial Term, this Agreement may be extended for an additional five (5) year period (“Extended Term”) upon written mutual agreement of the Parties.  The “Term” shall mean the Initial Term and the Extended Term (if any).

(b) Termination.

Notwithstanding the foregoing, this Agreement may be terminated as follows.

(i) By a Party for material breach of this Agreement by the other Party, unless the breaching Party shall have remedied such breach within [ 9* ] (thirty (30) days if the breach is a failure to pay money) following its receipt of written notice from the non-breaching Party describing such breach in detail, which notice shall include a statement of the non-breaching Party’s intent to terminate this Agreement unless such breach is remedied (“Notice of Breach”).  In the event such breach is not remedied within [ 10* ] (thirty (30) days if the breach is a failure to pay) from the breaching Party’s receipt of the Notice of Breach, the non-breaching Party may terminate this Agreement within ninety (90) days after the end of the initial cure period (or such longer time period as the Parties may agree in writing) by sending a notice of termination to the breaching Party (“Notice of Termination”).  This Agreement shall terminate thirty (30) days following the breaching Party’s receipt of such Notice of Termination.

(ii) By either Party by written notice to the other Party, in the event that the other Party shall go into liquidation, or seek the benefit of any bankruptcy or insolvency act, or a receiver or trustee is appointed for its property or estate, or it makes an assignment for the benefit of creditors, whether any of the aforesaid events be the outcome of the voluntary act of such Party or otherwise, and such procedures are not terminated within ninety (90) days.

(iii) Upon written notice to Rohto, OMP may terminate this Agreement in the event that Rohto challenges in any forum the validity, enforceability, scope or any other elements of patent rights or other intellectual property rights covering a Product.

(iv) A Party may terminate this Agreement as provided in Section 2(e)(iv) or in Section 15.

(c) Termination Rights; Survival of Obligations.

The termination of this Agreement for any reason shall be without prejudice to OMP’s right to receive all payments accrued and unpaid hereunder, and to the remedy of either Party hereto in respect of any previous breach of any of the covenants herein contained.  Rohto’s payment obligations hereunder, and the provisions of Section 13(c) and Sections 5, 6, 7, 9, 10, 11, 12, 14 and 16-26, shall survive termination or expiration of this Agreement, as shall such other provisions that, by their context, are logically intended to survive.

14.IP – OWNERSHIP; DEFENSE; INFRINGEMENT BY THIRD PARTIES

All intellectual property (including inventions, whether patentable or not, and know how) identified, discovered, conceived, reduced to practice, generated, obtained, derived or developed by Rohto that relates to any Product or BiMineral Complex shall be the sole and exclusive property of OMP.  Rohto will disclose to OMP all such intellectual property and, upon the request of OMP, assign, and cause its employees and agents to assign, to OMP all rights in such intellectual property.  OMP agrees to utilize such intellectual property only with its own products. Rohto will not file for any patent rights or any other protection that might cover any Product, BiMineral Complex or any similar products utilizing copper and/or zinc and malonic acid.   OMP shall have sole responsibility for the writing, filing, prosecution, maintenance and defense of all rights covering Product and/or BiMineral Complex.  Rohto shall notify OMP in writing in the event it becomes aware of any third-party infringement or threatened infringement of any patent or other intellectual property right (including any OMP trademark or trade dress) in or to the Product and/or BiMineral Complex.  OMP shall have the exclusive right, in its discretion, to control any enforcement against such infringement or threatened infringement. Rohto shall fully cooperate with and provide all assistance to OMP in connection with OMP’s fulfillment of its obligations under this Section 14.

* Subject to confidential treatment request

15.FORCE MAJEURE

If either Party shall be delayed or hindered in, or prevented from, the performance of any act required hereunder by reason of strike, lockouts, labor troubles, restrictive governmental or judicial orders or decrees, riots, insurrection, war, acts of God, inclement weather or other reason or cause reasonably beyond such Party’s control (each a “Force Majeure Event”), then performance of such act shall be excused for the period of such Force Majeure Event.  The Party affected by the Force Majeure Event shall provide notice to the other Party of the commencement and termination of the Force Majeure Event.  Should a Force Majeure Event continue for more than [ 11* ], the Party unaffected by the Force Majeure Event may terminate this Agreement upon prior written notice to the affected Party.  Should the Force Majeure Event equally affect the performance of both Parties, then such termination shall only be by mutual written agreement of the Parties.

16.CONFIDENTIALITY

Each Party (the “Receiving Party”) acknowledges that all information (written, oral, tangible or observed), including all scientific, technical, financial and commercial information, previously disclosed by or obtained (prior to the Effective Date) from the other Party (the “Disclosing Party”), or hereafter possessed or obtained by the Receiving Party concerning the business, manufacturing, products or plans of the Disclosing Party, including, but not limited to, information relating to the Disclosing Party’s research, development, manufacturing or marketing methods, plans, issues and difficulties, financial plans and records, intellectual property protection, and arrangements or negotiations with suppliers to or customers of, or others having significant dealings with, the Disclosing Party, shall be deemed to be the Disclosing Party’s confidential information (“Confidential Information”), and shall be maintained by the Receiving Party and its employees, agents and directors in confidence at all times during the Term, and for a period of five (5) years after this Agreement has expired or been terminated for any reason, except to the extent necessary for the commercialization of Products or as otherwise permitted in writing by the Disclosing Party.  Without limiting the foregoing, each of the Parties further agrees to use the same degree of care concerning the other Party’s Confidential Information as it uses to protect its own confidential and proprietary technical information to prevent the unauthorized disclosure to any Third Party of such Confidential Information.  For the avoidance of doubt, all intellectual property and related information owned by OMP pursuant to Section 14 shall be and remain Confidential Information of OMP.  The terms and existence of this Agreement shall be deemed the Confidential Information of both Parties.  Rohto acknowledges that OMP will be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission (“SEC”).  OMP will seek confidential treatment of those portions of this Agreement which it deems appropriate under applicable regulations of the SEC.

The obligations hereunder shall not apply to information:

* Subject to confidential treatment request

(a)           which the Receiving Party can demonstrate by its written records was known to it prior to the date of disclosure by the Disclosing Party; provided that such information was not obtained by the Receiving Party through wrongful disclosure by a Third Party which received such information in confidence from the Disclosing Party;

(b)           which is now in the public knowledge, or becomes public knowledge in the future, other than by breach of this Agreement by the Receiving Party;

(c)           which, as can be established by the Receiving Party’s written records, is independently developed by the Receiving Party without benefit of any Confidential Information received from the Disclosing Party;

(d)           which is lawfully disclosed to the Receiving Party, after the date of disclosure by the Disclosing Party, by a Third Party on a non-confidential basis; or

(e)           which is required to be disclosed by Applicable Law or proper legal, governmental or other competent authority, or which is included in any filing or action taken by the Receiving Party to obtain or maintain government clearance or approval to market a Product(s); provided, however, that when permitted by the provisions of Applicable Law, the Receiving Party shall use its reasonable best efforts to protect the confidentiality of any Confidential Information of the Disclosing Party that is submitted to governmental agencies or authorities pursuant to this Agreement, and; provided further that, with regard to a court order or similar process, the Party whose Confidential Information is to be disclosed shall be notified sufficiently in advance of such required disclosure, so that it may seek a protective order (or equivalent) with respect to such disclosure, with which the Receiving Party shall fully comply.

17.NOTICES

All notices, consents and approvals hereunder shall be in writing and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person, by international courier service or by facsimile transmission (provided that any faxed notice is also sent by international courier service, and further provided that Notices of Breach or Notices of Termination shall not be sent by facsimile transmission) to the respective address or facsimile number provided below, or to such other address or facsimile number as a Party shall designate by written notice to the other Party in such manner:

If to Rohto:	1-8-1, Tatsumi-nishi, Ikuno-ku
Osaka 544-8666, Japan
Attention:  Toru Nishihara, Ph.D.
Facsimile:  81-6-6758-1243

If to OMP:	3760 Kilroy Airport Way,
Suite 500
Long Beach, California 90806
Attention: Curt Hanson and Preston Romm
Facsimile:  (562) 628-1008

With a copy to:	Laura B. Hunter, Esq.
OMP, Inc.
3760 Kilroy Airport Way,
Suite 500
Long Beach, California 90806
Facsimile: (562) 628-1008

18.DISPUTE RESOLUTION

(a) Dispute.

Any Dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, shall be resolved in accordance with the procedures set forth in this Section 18, which shall be the sole and exclusive procedure for the resolution of any such Dispute.

(b) Mediation.

The Parties shall endeavor to resolve any Dispute by mediation under the International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure then currently in effect.  Unless the Parties agree otherwise, the mediator will be selected from the JAMS panel of neutrals.  If the Dispute is not resolved within thirty (30) days of a Party’s written request for mediation, there is no further obligation to mediate.

(c) Arbitration.

Any Dispute that remains unresolved thirty (30) days after a written request for mediation made pursuant to subsection (b) shall be finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce then currently in effect (“ICC Rules”) by three independent and impartial arbitrators of whom each party shall select one arbitrator as provided in the ICC Rules and thereafter those two arbitrators shall together select the third arbitrator, who shall not be of the same nationality as either of the parties and shall be an experienced business attorney with a background in licensing and distribution agreements.  If the party-appointed arbitrators fail to agree on the third arbitrator within thirty (30) days that arbitrator shall be appointed in accordance with the ICC Rules.  The arbitrators must render their award by the application of the substantive laws of New York without giving effect to principles of conflicts of laws.  The place of arbitration shall be New York, NY , USA, and the language of the arbitration and submissions and proceedings shall be English.  Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

(d) Interim Relief.

Despite the foregoing, nothing in this Section 18 shall prevent either Party from seeking temporary equitable relief (including injunctive relief) from any court of competent jurisdiction, pending selection of the arbitrator(s) and the arbitrator(s)’ commencement of proceedings, when such interim relief is appropriate to preserve a Party’s rights under this Agreement pending arbitration (for example, the enforcement of the confidentiality provisions of this Agreement).  The arbitrator(s) shall be authorized, in their discretion, to continue, terminate or modify any such interim relief upon commencing the arbitration proceedings.

19.           ENTIRE AGREEMENT; AMENDMENTS

This Agreement, constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, representations, and statements, if any, regarding the subject matter hereof, whether oral or written.  No amendment or modification of this Agreement shall be valid and binding upon the Parties unless made in writing and signed on behalf of each of such Parties by their respective authorized officers.

20.GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of New York without giving effect to principles of conflicts of law.

21.SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be held to be illegal, invalid or unenforceable by a court, arbitrator or other authority of competent jurisdiction, the Parties shall endeavor to replace it with another provision that will as closely as possible reflect their original intention. The validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

22.WAIVER OF DEFAULT

Failure of either Party at any time to require performance of any provision of this Agreement shall not affect the right to require full performance thereof at any time thereafter. The waiver of any default under this Agreement by either Party shall not constitute a waiver of any of its rights for any subsequent default.

23.ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.  Except as provided below, neither Party may assign this Agreement (by operation or law or otherwise) without the prior written consent of the other Party.  Notwithstanding the foregoing, OMP shall have the right, with written notice to Rohto, to assign this Agreement to any Affiliate of OMP without Rohto’s consent, so long as such Affiliate is not a direct competitor of Rohto in the Territory.  Furthermore, Rohto’s consent shall not be required in connection with a transfer (including by assignment) to a non-Affiliate Third Party of OMP’s rights and/or obligations under this Agreement incident to a merger, consolidation, reorganization or acquisition of substantially all the assets of, or a controlling interest in, OMP, so long as such successor Third Party is not a direct competitor of Rohto in the Territory.

24.INDEPENDENT CONTRACTOR

Each Party hereto shall be and remain an independent contractor, and nothing herein shall be deemed to constitute the Parties as partners or joint venturers.  Further, neither Party shall have any authority to act, or attempt to act, or represent itself, directly or by implication, as an agent of the other or in any manner assume or create, or attempt to assume or create, any obligation on behalf of or in the name of the other, nor shall either be deemed the agent of the other.

25.PRESS RELEASES

No public announcement or press release with respect to the subject matter of this Agreement shall be made or issued, directly or indirectly, by either Party without first obtaining the prior written approval of the other Party.  A Party shall be permitted to make public announcements or press releases concerning this Agreement as required by Applicable Law (including, but not limited to, the requirements of any stock exchange, quotation system, or over-the-counter system on which the Party’s securities are traded), or as otherwise deemed advisable by a Party’s legal advisors, provided that a copy of all such releases shall be provided to the other Party.  Neither Party shall use the other’s name in any sales promotion, advertising or other form of publicity without the prior approval of such Party, except as specifically permitted in this Agreement.

26.COUNTERPARTS

This Agreement may be executed by original or facsimile signature in one or more counterparts with the same effect as if both Parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument.

[Remainder of page is intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

OMP, INC.
By: /s/ STEVE CARLSON
Steve Carlson
Title: President & Chief Executive Officer

ROHTO PHARMACEUTICAL CO., LTD.
By: /s/ KUNIO YAMADA
Kunio Yamada
President & Chief Executive Officer

EXHIBIT A
BiMineral Complex

The BiMineral Complex to be supplied by OMP to Rohto under this Agreement is the reacted active, Copper Zinc Malonate.  The BiMineral Complex is prepared in two concentrates, one prepared for a cream-based formulation and one prepared for a gel-based formulation.

Cream-based concentrate:
Per the current formulation used by OMP, the Eye Cream uses approximately 0.375g per 15g unit of Product.  The Eye Cream liquid 40X reacted copper zinc malonate will be supplied in sanitary polyolefin drums.  Appropriate MSDS and chemical analysis for Cu, Zn , pH and microbial quality will be supplied with each lot of BiMineral Complex delivered to Rohto.

The Purchase Orders placed by Rohto shall be in multiples of 10 or 25kg (each 10kg is sufficient quantity for producing approximately 26000 Eye Cream units per the OMP formulation).  The price for the 40X concentrate custom made for the Eye Cream is [ 12* ]/kg.

Gel-based concentrate:
Per the current formulation used by OMP, the Eye Gel uses approximately 0.30g per 15g unit of Product.  The gel base liquid is a 40X concentrate (due to the manufacturing difference and pH adjustments required in the gel).  As above, appropriate chemical analysis and MSDS will be provided.

The Purchase Orders placed by Rohto shall be in multiples of 10 or 25kg (each 10kg is sufficient quantity for producing approximately 33000 Eye Gel units per the OMP formulation).  The price for the 40X concentrate custom made for the Eye Gel is [ 13* ]/kg.

Delivery of Purchase Orders:
Written purchase orders for the Eye Cream liquid 40X concentrate and for the Eye Gel liquid 40X concentrate shall be placed by Rohto directly with OMP at least 60 days prior to the desired delivery date.

* Subject to confidential treatment request

EXHIBIT B
Product Patents

U.S. Patents Pending

1. U.S. Patent Number                                                                           [ 14*]

2. U.S. Patent Number                                                                           [ 15* ]

3. U.S. Patent Number                                                                           [ 16* ]

4. U.S. Patent Number                                                                           [ 17* ]

Japan Patents Pending

Reference: 1169-36 CIP (Copper Zinc Malonate)
Title: Chemical Compositions and Methods of Making Them
Country	Application No.	Patent No.	Filing Date	Status
JAPAN	[ 18* ]		2/3/06
	[ 19* ]		12/29/06
	[ 20* ]		1/29/07	Laid Open No. P2007-204479A on 8/16/07; Awaiting Office Action

Reference: 1169-37 PCT
Title: Anti-aging Treatment Method using Copper Zinc Composition
Country	Application No.	Patent No.	Filing Date	Status
Need to specify Japan	[ 21* ]		2/3/06 6/14/06	Response to OA Due 12/16/08

* Subject to confidential treatment request